Exhibit 99.1

Gryphon Digital Mining Signs Definitive Agreement for Natural Gas Assets, Securing Low-Cost Power of 100 MW, Expandable and Scalable to 1 GW

Pending acquisition is expected to deliver:

●	Natural gas asset in Canada with 5+ Tcf of contingent resource

●	Phase 1 power generation of 100 MW with expansion potential up to 1 GW

●	All in energy costs of less than $0.03/KWH

Las Vegas, NV — December 10, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”), an innovative venture in the bitcoin and AI space dedicated to helping bring digital assets to the market, announced today that it has entered into a definitive agreement with Erikson National Energy Inc. to acquire natural gas assets currently in insolvency located in Northeast British Columbia, Canada. The signing represents a crucial and first step for the Company in securing long-term competitive advantages in bitcoin mining and AI operations by acquiring significant power-generating assets.

The pending acquisition has hundreds of existing natural gas wells that contains over 5 trillion cubic feet (Tcf) of contingent natural gas resources and accompanying infrastructure which has capacity exceeding 140 mmcf/d at 100% working interest. The consideration for the acquisition is expected to be a CAD $2 million cash payment at closing plus other closing and ongoing obligations, which have yet to be determined.

The project is expected to have initial capability to power 100 MW of operations, with potential for expansion up to 1 GW under Gryphon’s direction. The site possesses key characteristics that the Company believes makes it ideal for mining operations, with abundant access to natural gas. Once developed, the asset is expected to produce energy for less than $0.03 KWH.

“The signing of this definitive agreement represents a significant milestone in Gryphon’s development, as we work toward integrating power generation assets into our operations,” said Steve Gutterman, CEO of Gryphon Digital Mining. “With major tech companies seeing their electricity consumption rise by 81% between 2020 and 2023 due to AI and data centers, and projections showing an additional 50 GW of power needed by 2030 in the United States alone, natural gas has emerged as a uniquely positioned power source offering the critical combination of scalability, cost efficiency and sustainability. This opportunity exemplifies our scrappy and hands-on approach to building value. Getting it online will require engagement with regulatory bodies and First Nations, development of remediation plans and systematic execution. While others might seek turnkey solutions, we’re focused on opportunities where we can unlock significant value through methodical development and operational excellence. Simply put, we are willing and able to put in the work.”

Prior to equipment deployment, the Company will engage with local government officials and community stakeholders over the coming weeks to align with regional interests. The project roadmap also includes green initiatives, featuring proposed greenhouse construction to target emissions reduction, including aiming to provide year-round fresh produce to northern communities.

The Company notes that while it has entered into a definitive agreement, there can be no assurance that all necessary approvals will be obtained or that the transaction will close. Noted Gutterman, “While we are excited about signing the definitive agreement for these assets, work remains. Investors should understand that, while this represents a significant opportunity for us, the possibility exists that we might not get to the finish line on this one. Nonetheless, and at the very least, the announcement today signals our intention to become a leader in securing compelling, truly differentiated power sources for bitcoin mining and for AI.”

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin and AI space dedicated to helping bring digital assets to the market. With a talented leadership team coming from globally recognized brands, Gryphon has assembled thought leaders to improve digital asset network infrastructure. More information is available on https://gryphondigitalmining.com/

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the Company’s ability to close the acquisition with [ ]; the total consideration for the acquisition; the ability of the assets to be acquired to produce energy at both the cost and the volume anticipated; the results of diligence reviews; the engagement, and the results of such engagement, with regulatory bodies, First Nations, local stakeholders and norther communities; green initiatives; plans to expand the Company’s business to include AI and high performance computing; the future financial performance of the Company; changes in the Company’s strategy and future operations; financial position; estimated revenues and losses; projected costs; prospects, plans and objectives of management; and future acquisition activity.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024, as updated by the Company’s subsequent filings.

INVESTOR CONTACT:

Name: James Carbonara

Company: Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com